KKR REAL ESTATE FINANCE TRUST INC. REPORTS
FIRST QUARTER 2018 FINANCIAL RESULTS

New York, NY, May 9, 2018 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE:KREF) today reported its financial results for the quarter ended March 31, 2018.

Reported net income attributable to common stockholders of $23.3 million, or $0.44 per basic and diluted share of common stock, for the three months ended March 31, 2018, a 37% increase over the three months ended December 31, 2017, which reported net income attributable to common stockholders of $17.0 million, or $0.32 per basic and diluted share of common stock.

Reported Net Core Earnings of $18.9 million, or $0.35 per basic and diluted share of common stock, for the three months ended March 31, 2018, a 10% increase over the three months ended December 31, 2017, which reported Net Core Earnings of $17.1 million, or $0.32 per basic and diluted share of common stock.

First Quarter 2018 Highlights

•
Committed and initially funded $411.4 million and $389.8 million, respectively, to five new floating-rate senior loans. Funded an additional $31.3 million for loans closed prior to the first quarter. Loan commitments over the last twelve months totaled $1,596.5 million

•
Current portfolio of $2,473.8 million is 100% performing and 94% floating-rate with a weighted average loan-to-value ratio ("LTV") of 67% as of March 31, 2018. Current portfolio increased 191% over the first quarter of 2017 and 19% since December 31, 2017

•	Book value was $1,050.3 million as of March 31, 2018 or $19.79 per share compared to $19.73 per share as of December 31, 2017

•	Declared a $0.40 dividend per share of common stock for the first quarter of 2018, equating to a 8.0% annualized dividend yield based on a $20.03 closing price of our common stock on May 9, 2018

•
Declared a $0.43 dividend per share of common stock for the second quarter of 2018, payable July 13, 2018, equating to a 8.6% annualized dividend yield based on a $20.03 closing price of our common stock on May 9, 2018

“We have had an active and encouraging start to 2018 with 6 closed senior loan transactions totaling $761.4 million in a little over 4 months.” said Chris Lee and Matt Salem, Co-Chief Executive Officers of KREF. “In addition, we executed an opportunistic sale of the majority of our CMBS portfolio and have improved the terms of our funding through the closing of a new strategic financing facility.  We have continued to ramp our dividend to $0.43 per share in the second quarter.  Based on our forward pipeline, we expect to be substantially deployed by the end of the second quarter.”

First Quarter 2018 Investment Activity
Loan Originations
The Company committed capital to the following floating-rate senior loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Senior Loan, St. Paul, Minnesota	Office	January 2018	$75,500	$70,000	L + 3.6%	February 2023	73%
Senior Loan, Westbury, NY	Multifamily	March 2018	89,000	87,000	L + 3.1	April 2023	69
Senior Loan, Seattle, WA	Office	March 2018	80,925	79,000	L + 3.5	April 2023	65
Senior Loan, Orlando, FL	Multifamily	March 2018	80,000	67,800	L + 2.8	April 2023	70
Senior Loan, New York, NY	Multifamily	March 2018	86,000	86,000	L + 2.6	April 2023	48
Total/Weighted Average			$411,425	$389,800	L + 3.1%		64%

(A)	Floating rate based on one-month USD LIBOR.

(B)	Maturity date assumes all extension options are exercised, if applicable.

The weighted average underwritten internal rate of return ("IRR") of all loans originated in the first quarter was 13.0%.
Funding of Previously Closed Loans
The Company funded approximately $31.3 million for loans closed prior to the quarter end.
Loan Repayments

The Company received approximately $33.3 million from loan repayments, which represented our 95% interest in a $35.0 million mezzanine loan.

Quarter End Portfolio Summary
The following table sets forth certain information regarding the Company’s portfolio at March 31, 2018 ($ in millions):

Investment	Committed Principal Amount	Current Carrying Value	Weighted Average Coupon(B)(C)	Max Remaining Term (Years)(B)(D)	Weighted Average LTV(B)
Senior Loans(A)	$2,673.4	$2,230.5	L + 4.0%	4.0	67%
Mezzanine Loans	42.7	42.7	10.8	5.3	79
CMBS B-Pieces(E)	122.5	122.5	4.3	7.9	64
Total/Weighted Average	$2,838.6	$2,395.7	5.8%	4.4	67%

(A)
Senior loans include senior mortgages and similar credit quality investments, including junior participations in our originated senior loans for which we have syndicated the senior participations and retained the junior participations for our portfolio.

(B)	Weighted average is weighted by current principal amount for our senior and mezzanine loans and by net equity for our CMBS B-Pieces.

(C)
L = one-month USD LIBOR rate; spot rate as of March 31, 2018 of 1.88% included in mezzanine loan and portfolio-wide averages represented as fixed rates. For mezzanine loans, 39% or $16.5 million are floating-rate.

(D)	Max remaining term (years) assumes all extension options are exercised, if applicable.

(E)	Represents CMBS B-Pieces with an aggregate current face amount of $309.2 million and a $18.0 million investment in an aggregator vehicle that invests in CMBS B-Pieces.

Portfolio Performance
As of March 31, 2018, the average risk rating of the Company's portfolio was 2.9 (Average Risk), weighted by investment carrying value, with 99.3% of the total loan portfolio rated 3 (Average Risk) or better by KKR Real Estate Finance Manager LLC (our "Manager"). As of March 31, 2018, no investments were rated 5 (Impaired/Loss Likely).

Non-GAAP Financial Measures

Reconciliation of Core Earnings and Net Core Earnings to Net Income Attributable to Common Stockholders
The table below reconciles Core Earnings and Net Core Earnings and related diluted per share amounts to net income attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended March 31, 2018 and December 31, 2017 and the three months ended March 31, 2018 and March 31, 2017 ($ in thousands, except per share data):

	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share
	March 31, 2018		December 31, 2017
Net Income Attributable to Common Stockholders	$23,280	$0.44	$17,034	$0.32
Adjustments
Non-cash equity compensation expense	1,018	0.02	25	—
Incentive compensation to affiliate	—	—	—	—
Depreciation and amortization	—	—	—	—
Unrealized (gains) or losses	(5,377)	(0.10)	79	—
Core Earnings(A)	$18,921	$0.35	$17,138	$0.32
Incentive compensation to affiliate	—	—	—	—
Net Core Earnings	$18,921	$0.35	$17,138	$0.32
Weighted average number of shares of common stock outstanding, diluted	53,378,467		53,688,027

(A)
Excludes $1.1 million and $1.1 million, or $0.02 and $0.02 per diluted weighted average share outstanding, of net original issue discount on CMBS B-Pieces accreted as a component of taxable income during the three months ended March 31, 2018 and December 31, 2017, respectively.

	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share
	March 31, 2018		March 31, 2017
Net Income Attributable to Common Stockholders	$23,280	$0.44	$10,364	$0.39
Adjustments
Non-cash equity compensation expense	1,018	0.02	—	—
Incentive compensation to affiliate	—	—	—	—
Depreciation and amortization	—	—	—	—
Unrealized (gains) or losses	(5,377)	(0.10)	(1,498)	(0.06)
Core Earnings(A)	$18,921	$0.35	$8,866	$0.33
Incentive compensation to affiliate	—	—	—	—
Net Core Earnings	$18,921	$0.35	$8,866	$0.33
Weighted average number of shares of common stock outstanding, diluted	53,378,467		26,879,428

(A)
Excludes $1.1 million and $1.2 million, or $0.02 and $0.05 per diluted weighted average share outstanding, of net original issue discount on CMBS B-Pieces accreted as a component of taxable income during the three months ended March 31, 2018 and March 31, 2017, respectively.

Book Value
The Company’s book value per share of common stock was $19.79 at March 31, 2018, as compared to book value per share of common stock of $19.73 at December 31, 2017.

Subsequent Events

The following events occurred subsequent to March 31, 2018:

Investing Activities

The Company originated the following senior loan subsequent to March 31, 2018 ($ in thousands):

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Long Island City, New York	Office	May 2018	$350,000	$211,735	L + 3.3%	June 2023	71%

(A)	Floating rate based on one-month USD LIBOR.

(B)	Maturity date assumes all extension options are exercised, if applicable.

Funding of Previously Closed Loans

The Company funded approximately $14.7 million for previously closed loans subsequent to March 31, 2018.

CMBS Sale

In April 2018, KREF sold its controlling beneficial interest in four of the five CMBS trusts held for $112.7 million. Such investments had an unpaid principal balance and fair value of $274.2 million and $105.2 million, respectively, as of March 31, 2018 and $274.2 million and $99.7 million, respectively, as of December 31, 2017. Accordingly, KREF realized $11.9 million in gain on the sale of such investments in the second quarter of 2018, out of which $5.4 million was unrealized in the quarter ended March 31, 2018.
Subsequent to the sale, KREF continues to hold CMBS with a fair value of $15.0 million as of March 31, 2018, including a controlling beneficial interest in one CMBS trust. In addition, KREF has a $40.0 million commitment to invest in the aggregator vehicle alongside RECOP that invests in CMBS, of which $18.0 million was funded.
Financing Activities

In April 2018, the Company borrowed $25.0 million in proceeds under the Goldman Sachs master repurchase facility.

Term Loan Financing Facility

In April 2018, KREF entered into a term loan financing arrangement (“Term Loan Facility”) with third party lenders. The Term Loan Facility provides asset-based financing on a non-mark to market basis with matched-term up to five years and is non-recourse to the Company. As of May 9, 2018, the Term Loan Facility had a maximum facility amount of $400.0 million and an outstanding balance of $306.1 million.
In connection with this facility, and in consideration for structuring and sourcing this arrangement, KREF will pay KKR Capital Markets LLC, an affiliate of the Manager, a structuring fee equal to 0.75% of the respective committed loan advances under the agreement.

Corporate Activities

Dividends

In April 2018, the Company paid $21.2 million in dividends on its common and special voting preferred stock, or $0.40 per share, with respect to the first quarter of 2018, to stockholders of record on March 29, 2018.

In May 2018, KREF’s Board of Directors declared a dividend of $0.43 per share of common stock and special voting preferred stock with respect to the second quarter of 2018. The dividend is payable on July 13, 2018 to KREF’s common stockholders and its special voting preferred stockholders of record as of June 29, 2018.

Share Buyback

Subsequent to March 31, 2018, KREF repurchased 52,405 shares of its common stock for a total of $1.0 million at a weighted average price per share of $19.70.

On May 7, 2018, KREF’s Board of Directors approved a new share repurchase program, effective following the expiration of its current share repurchase program on June 12, 2018. The Board of Directors has authorized the repurchase of up to $100.0 million of KREF’s common stock during the period from June 13, 2018 through June 30, 2019. Of this amount, a total of $50.0 million will be covered by a pre-set trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act and provide for repurchases of KREF’s common stock when the market price per share of KREF’s common stock is below book value per share (calculated in accordance with GAAP as of end of the most recent quarterly period for which financial statements are available). The remaining $50.0 million may be used for repurchases in the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act, in privately negotiated transactions or otherwise.

Teleconference Details:
The Company will host a conference call to discuss its financial results on Thursday, May 10, 2018 at 9:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s first quarter 2018 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 9:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 10119057.
Webcast:
The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.
Supplemental Information
The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the fiscal quarter ended March 31, 2018 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.
About KKR Real Estate Finance Trust Inc.
KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. L.P., a leading global alternative investment firm with a 40-year history of leadership, innovation and investment excellence and approximately $176.4 billion of assets under management as of March 31, 2018.
Additional information can be found on the Company’s website at www.kkrreit.com.
Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which the Company invests; the level and volatility of prevailing interest rates and credit spreads; adverse changes in the real estate and real estate capital markets; general volatility of the securities markets in which the Company participates; changes in the Company’s business, investment strategies or target assets; difficulty in obtaining financing or raising capital; adverse legislative or regulatory developments; reductions in the yield on the Company’s investments and increases in the cost of the Company’s financing; acts of God such as hurricanes, earthquakes and other natural disasters, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to the Company or the owners and operators of the real estate securing the Company’s investments; deterioration in the performance of properties securing the Company’s investments that may cause deterioration in the performance of the Company’s investments and, potentially, principal losses to the Company; defaults by borrowers in paying debt service on outstanding indebtedness; the adequacy of collateral securing the Company’s investments and declines in the fair value of the Company’s investments; adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise; difficulty in successfully managing the Company’s growth, including integrating new assets into the Company’s existing systems; the cost of operating the Company’s platform, including, but not limited to, the cost of operating a real estate investment platform and the cost of operating as a publicly traded company; the availability of qualified personnel and the Company’s relationship with our Manager; KKR controls the Company and its interests may conflict with those of the Company’s stockholders in the future; the Company’s qualification as a REIT for U.S. federal income tax purposes and the Company’s exclusion from registration under the Investment Company Act of 1940; authoritative GAAP or policy changes from such standard-setting bodies such as the Financial Accounting Standards Board, the Securities and Exchange Commission (the “SEC”), the Internal Revenue Service, the New York Stock Exchange and other authorities that the Company is subject to, as well as their counterparts in any foreign jurisdictions where the Company might do business; and other risks and uncertainties, including those described under Part I—Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 28, 2018, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.
CONTACT INFORMATION

Investor Relations:
KKR Real Estate Finance Trust Inc.
Sasha Hamilton
Tel: +1-888-806-7781(U.S.) / +1-212-763-9048
KREF-IR@kkr.com

Media:
Kohlberg Kravis Roberts & Co. L.P.
Kristi Huller
Tel: +1-212-750-8300
media@kkr.com

Definitions:

"Loan-to-value ratio": Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. For our CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

"Internal Rate of Return": IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The weighted average underwritten IRR for the investments shown reflects the returns underwritten by our Manager taking into account certain assumptions around leverage up to no more than the maximum approved advance rate, and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes certain estimates with respect to the timing and magnitude of the initial and future fundings for the total loan commitment and associated loan repayments, and assumes no defaults. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes the one-month spot USD LIBOR as of the date the loan was originated. There can be no assurance that the actual weighted average IRRs will equal the weighted average underwritten IRRs shown.

"Core Earnings" and "Net Core Earnings": Used by the Company to evaluate the Company's performance excluding the effects of certain transactions and GAAP adjustments the Company believes are not necessarily indicative of the current loan activity and operations. The Company also uses Core Earnings to determine the management and incentive fees it pays to its Manager. Core Earnings and Net Core Earnings are measures that are not prepared in accordance with GAAP. The Company defines Core Earnings as net income (loss) attributable to stockholders or, without duplication, owners of the Company's subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and board of directors (and after approval by a majority of the independent directors). The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments. Net Core Earnings is Core Earnings less incentive compensation payable to our Manager.

The Company believes that providing Core Earnings and Net Core Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of the Company’s business. Core Earnings and Net Core Earnings should not be considered as a substitute for GAAP net income. The Company cautions readers that its methodology for calculating Core Earnings and Net Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Core Earnings and Net Core Earnings may not be comparable to similar measures presented by other REITs.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$23,124	$103,120
Restricted cash	—	400
Commercial mortgage loans, held-for-investment, net	2,273,190	1,888,510
Equity method investments, at fair value	18,295	14,390
Accrued interest receivable	8,796	8,423
Other assets	2,755	7,239
Commercial mortgage loans held in variable interest entities, at fair value	5,278,715	5,372,811
Total Assets	7,604,875	7,394,893

Liabilities and Equity
Liabilities
Secured financing agreements, net	$1,282,583	$964,800
Loan participations sold, net	81,500	81,472
Accounts payable, accrued expenses and other liabilities	3,111	2,465
Dividends payable	21,458	19,981
Accrued interest payable	2,138	1,623
Due to affiliates	4,082	4,442
Variable interest entity liabilities, at fair value	5,157,430	5,256,926
Total Liabilities	6,552,302	6,331,709

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling interests in equity of consolidated joint venture	1,329	3,090
Redeemable preferred stock	949	949

Permanent Equity
Preferred stock, 50,000,000 authorized (1 share with par value of $0.01 issued and outstanding as of March 31, 2018 and December 31, 2017, respectively)	—	—
Common stock, 300,000,000 authorized (53,075,575 and 53,685,440 shares with par value of $0.01 issued and outstanding as of March 31, 2018 and December 31, 2017, respectively)	531	537
Additional paid-in capital	1,053,869	1,052,851
Retained earnings	8,330	6,280
Repurchased stock, 636,263 and 26,398 shares repurchased as of March 31, 2018 and December 31, 2017, respectively	(12,435)	(523)
Total KKR Real Estate Finance Trust Inc. stockholders’ equity	1,050,295	1,059,145
Total Permanent Equity	1,050,295	1,059,145
Total Liabilities and Equity	$7,604,875	$7,394,893

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net Interest Income
Interest income	$31,694	$28,385	$12,906
Interest expense	10,690	8,632	3,953
Total net interest income	21,004	19,753	8,953

Other Income
Change in net assets related to consolidated variable interest entities	8,489	3,035	4,610
Income from equity method investments	548	414	16
Other income	161	352	164
Total other income (loss)	9,198	3,801	4,790

Operating Expenses
General and administrative	2,663	1,682	952
Management fees to affiliate	3,939	3,979	2,036
Total operating expenses	6,602	5,661	2,988

Income (Loss) Before Income Taxes, Noncontrolling Interests and Preferred Dividends	23,600	17,893	10,755
Income tax expense	175	714	122
Net Income (Loss)	23,425	17,179	10,633
Redeemable Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	34	82	46
Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	—	—	210
Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	23,391	17,097	10,377
Preferred Stock Dividends	111	63	13
Net Income (Loss) Attributable to Common Stockholders	$23,280	$17,034	$10,364

Net Income (Loss) Per Share of Common Stock
Basic	$0.44	$0.32	$0.39
Diluted	$0.44	$0.32	$0.39
Weighted Average Number of Shares of Common Stock Outstanding
Basic	53,337,915	53,685,440	26,879,428
Diluted	53,378,467	53,688,027	26,879,428